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                                                                   EXHIBIT 10.35


July 15, 2003

Mr. Antonio B. Mon
President and Chief Executive Officer
Technical Olympic USA, Inc.
4000 Hollywood Boulevard, Suite 400N
Hollywood, Florida  33021

Dear Tony:

This letter constitutes our offer to extend the term of your current employment agreement with Technical Olympic USA, Inc., on the conditions set forth in this letter. The conditions of our offer are as follows:

         o Your employment agreement is set to expire on December 31, 2006. We propose a two-year extension to this term, with an expiration date of December 31, 2008.

         o Your base compensation arrangement shall remain unchanged and will continue to be calculated for the additional two-year term as set forth in the agreement (section 5.1).

         o Your incentive compensation structure will remain unchanged and the basic design will continue to follow that set forth in the Nextera Report, attached to your agreement as Attachment A. We propose the following adjustments in application:

            o $3,000,000 cash cap on annual incentives, instead of existing $2,000,000 cash cap.

            o Equity incentive compensation for each of the extension years (2007 and 2008) will be in an amount per year representing one percent (1%) of the then total diluted shares of the company. These equity grants will take place on January 1 of 2007 and 2008, respectively, and are contemplated to be in the form of stock options that would fully vest 1 year from the grant date, with a ten-year exercise term, (that is 2013). The exercise price per share would be $30.43 for the 2007 grant and $33.47 for the 2008 grant.

            o We propose to remain flexible as to the precise structure of the equity grants described above, which may take the form of stock options, phantom stock, restricted stock, or other similar mechanisms, provided that the economic value of the ultimate form will be equivalent to the terms described above. We will work with you to reach a final determination of the structure for these equity grants within 180 days from the date of this letter.

         o All other terms and conditions of your employment agreement remain unchanged.

If you agree with the terms of this offer, please indicate your agreement by signing below. Upon your acceptance, this letter agreement will constitute an amendment to your employment agreement and will be binding upon us, subject only to final approval by the Compensation and Benefits Committee.

                                         Sincerely yours,

                                          /s/ Constantine Stengos
                                          Constantine Stengos
                                          Chairman of the Board of Directors


Agreed and accepted this 15 day of July, 2003.

/s/ Antonio B. Mon
Antonio B. Mon